SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                    QUIETPOWER SYSTEMS, INC.
     (Exact name of Registrant as Specified in its Charter)


              Delaware                            06-1346524
     (State of Incorporation or Organization)     (I.R.S. Employer
                                                   Identification No.)


         460 West 34th Street, New York, New York      10001
        (Address of Principal Executive Offices)       (Zip Code)



If this form relates to the             If this form relates to the
registration of a class of debt         registration of a class of debt
securities and is effective upon filing securities and is to become effective
pursuant to General                     simultaneously with the
Instruction A(c)(1) please check        effectiveness of a concurrent
the following box [ ]                   registration statement under the
                                        Securities Act of 1933 pursuant to
                                        General Instruction A(c)(2)
                                        please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                     Name of Each Exchange on Which
to be so Registered                     each Class is to be Registered
Common Stock, par value $.01 per share.      AMEX
Redeemable Common Stock Purchase Warrants.   AMEX

Securities to be registered pursuant to Section 12(g) of the Act:

          Not Applicable.
Item 1.   Description of Registrant's Securities to
                                    be Registered.

          The Registrant's Registration Statement on Form SB-2, Registration No. 333-26715, contains a description of the Common Stock and Redeemable Common Stock Purchase Warrants to be registered under the caption
"Description of Securities"; such descriptions are incorporated herein by reference.

Item 2.   Exhibits.

     Exhibit No.         Description

      1. Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement No. 333-26715 is incorporated by reference).

      2. Specimen Form of Public Redeemable Common Stock Purchase Warrant Certificate (Exhibit 4.3 to Registration Statement No. 333-26715 is incorporated by reference).

      3. Form of Warrant Agreement between the Company, Continental Stock Transfer & Trust Company and National Securities Corporation (Exhibit 4.2 to Registration Statement No. 333-26715 is incorporated by reference).

      4.                 Certificate of Incorporation of the Company (Exhibit
                         3.1 to Registration Statement No. 333-26715 is incorporated by reference).

      5. By-Laws of the Company (Exhibit 3.2 to Registration Statement No. 333-26715 is incorporated by reference).

                            SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   QUIETPOWER SYSTEMS, INC.


                                   By:/s/ Eric W. Jacobson

                                   Eric W. Jacobson
                                   Vice President


Date:  June 20, 1997